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                                                                     Exhibit 2.1

                           ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (the "Agreement") is made as of the 17th day of January, 2000, by and among Whole Foods Market, Inc., a Texas corporation (the "Parent"); Whole Foods Market California, Inc., a California corporation (the "Subsidiary"); Natural Abilities, Inc. d/b/a Food for Thought Natural Food Market & Deli, a California corporation (the "Company"); and the following persons (each a "Shareholder" and collectively the "Shareholders"): Ernest D. Shelton; Xenia S. Shelton; Ernest D. Shelton and Xenia S. Shelton, Trustees u/t/a dated August 26, 1996; James D. Shelton; Sandra J. Shelton; James D. Shelton and Sandra J. Shelton, Trustees u/t/a August 2, 1996; Martin Shelton; Ernest D. Shelton, Trustee of the Abraham Shelton Trust dated December 8, 1999; James D. Shelton, Trustee of the Stefon E. Shelton Trust dated December 8, 1999; and James D. Shelton, Trustee of the Jason A. Shelton Trust dated December 8, 1999.

     In consideration of the mutual covenants and agreements contained herein, the parties hereto covenant and agree as follows:

1.   PURCHASE AND SALE OF ASSETS.
     ---------------------------

     1.1. Purchase and Sale.  At the Closing (as hereinafter defined) and
          -----------------
subject to the terms and conditions of this Agreement, Subsidiary shall purchase from the Company, and the Company shall sell to Subsidiary, all right, title and interest in and to the following assets (collectively the "Purchased Assets") related to the operation of the three natural foods supermarkets in Santa Rosa, Sebastopol and Petaluma, California (the "Stores"), in each case excluding the assets set forth on Schedule 1.1 to be attached hereto (the "Excluded Assets"):

          (a) All equipment, machinery, spare parts, tools, instruments, vehicles, furniture, fixtures and other similar items of tangible personal property;

          (b) All leasehold interests in real property, including improvements thereon, for the Stores (the "Store Leases");

          (c) All inventory, whether on location, in transit or on consignment on the Closing Date;

          (d) All cash, cash equivalents, prepaid expenses and security deposits;

          (e) All accounts receivable to the extent not collected by the Company prior to the Closing Date;

          (f) All purchase orders, contracts and commitments, including, but not limited to those for the purchase of items of inventory or other personal property placed or incurred by the Company;

          (g) All (i) proprietary information, trade secrets and confidential information, technical information and data, trademarks, trade names and service marks (including the
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     "Food for Thought" name and logo); (ii) machinery and equipment warranties and service contracts; (iii) all causes of action not pending as of the Closing Date related to or in connection with the Purchased Assets; and
     (iv) all other documentation relating to the operation of the Company, including all licenses and permits necessary or related to the operation of the Stores;

          (h) All books and records related to the Purchased Assets and operation of the business of the Stores, including all financial, accounting and property tax records, computer data and programs, market data, and records and all correspondence with and documents pertaining to suppliers, governmental authorities and other third parties (provided, however, that copies of the same may be retained by the Company); and

          (i) All other assets, both tangible and intangible, used in, or generated by, the operation of the Stores and which are not Excluded Assets, including, but not limited to, all insurance recoveries or rights to the same relating to damages to or loss of the Purchased Assets.

     1.2  Assumption of Liabilities and Contracts.   At the Closing, the
          ---------------------------------------
Subsidiary shall assume the following:

          (a) The current trade accounts payable and other current liabilities incurred in the ordinary course of business in the operation of the Stores to the extent (i) the same have been properly recorded according to generally accepted accounting principles in the general ledger of the Company through the Closing Date and (ii) the Company at the Closing shall have provided a complete listing of the same as recorded on the general ledger through the Closing Date (the "Assumed Liabilities")(it being further understood that (i) Assumed Liabilities will include all amounts payable as of the Closing Date to employees for earned but unused vacation time, sick pay or other employee benefits and (ii) current liabilities shall consist of the line item categories other than "current portion of long-term debt" on the Most Recent Balance Sheet (as defined herein) ); and

          (b) To the extent relating to periods on and after the Closing, those specified Store Leases and other contractual obligations listed as "Assumed Contracts" on Schedule 1.2 to be attached hereto, as the same may be amended through the Closing Date with the mutual consent of the Company and Subsidiary.

Notwithstanding the foregoing, the Assumed Liabilities shall in no event include any federal or state income taxes of the Company in respect of periods prior to the Closing or federal, state or local income arising from the sale of the Purchased Assets (including any recognition of taxable gain pursuant to Section 1374 of the Internal Revenue Code of 1986, as amended), but shall include state sales and transfer taxes arising from the sale of the Purchased Assets. Except as specifically set forth above, neither Parent nor Subsidiary shall assume, and shall in no event be liable for, any debt, obligation, responsibility, liability of contingent liability of the Company, or any affiliate or successor of the Company, or any claim against any of the foregoing, whether known or unknown, contingent or absolute, or otherwise.

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     1.3. Purchase Price.
          --------------

     (a) The consideration to be received by the Company hereunder at the Closing for the Purchased Assets ("Purchase Price") shall be the sum of the following:

          (i)  $25.5 million;

          (ii) plus or minus the amount, if any, by which the "Adjusted Net Working Capital" (as defined herein) of the Company as of the Closing is respectively greater or less than $-0-.

     (b) For purposes of this Agreement, "Adjusted Net Working Capital" shall mean the difference of (i) total current assets of the Purchased Assets less
(ii) total current Assumed Liabilities, each as computed in accordance with generally accepted accounting principles (it being understood that (i) total current assets shall include all deposits, whether or not identified as a current asset on the financial statements of the Company, (ii) total current Assumed Liabilities shall not include any long-term debt of the Company and
(iii) total current Assumed Liabilities shall include an accrual for paid personal time off (PPTO), even though such amounts have not historically been required to be accrued). For purposes of determining the inventory component of Adjusted Net Working Capital, inventories shall be valued at the lower of cost or market. Cost shall be calculated using the retail inventory method as follows: (i) all inventory items in good and merchantable condition (with perishable inventory that is no longer fresh being valued at zero) shall be physically counted (using a counting service mutually acceptable to the Company and Subsidiary, with representatives of each party present); (ii) the actual item count shall be multiplied by the retail price to determine the extended retail price; (iii) this extended retail price for a given store section shall be multiplied by the "margin percentage" for that section location to determine the margin dollars included in the extended retail price; (iv) the margin dollars shall be subtracted from the extended retail price to determine the cost of items in that location; and (v) the "margin percentage" to be used in (iii) above shall be based upon the current mark-up applicable to products in that store section.

     (c) The Purchase Price shall be adjusted for the prorated items as described in Section 10.2 herein.

     (d) The Purchase Price shall be allocated among the Purchased Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, and in the manner as mutually agreed between the parties; provided, however, that such allocations shall be based upon the book value of the Purchased Assets, categorized among the line items set forth on the Most Recent Balance Sheet as follows: (i) Class I shall include all line items from "cash-on-hand" through and including ""WF Market rate-Pet," (ii) Class II shall include the line item "Schwab Mutual Fund, (iii) Class III shall include the remaining line items and (iv) Classes IV and V shall include the balance of the Purchase Price. Parent and the Company agree to use the allocations determined pursuant to this section for all tax purposes, including without limitation, those matters subject to Section 1060 of the Internal Revenue Code of 1986, as amended.

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2.   THE CLOSING.
     -----------

     2.1.  Closing.  Consummation of the transactions contemplated by this
           -------
Agreement (the "Closing") shall take place at the offices of the Subsidiary in San Francisco, California, commencing at 10:00 a.m., local time, on the date which is five days after all of the conditions set forth in Articles 8 and 9 have been satisfied or waived, and shall proceed promptly to conclusion, or at such other place, time and date as shall be fixed by mutual agreement between Parent and the Company. The day on which the Closing shall occur is referred to herein as the "Closing Date." . All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

     2.2.  Closing Procedure.
           -----------------

     (a) At least five days prior to the Closing, the Company shall provide to the Parent an estimated balance sheet as of the Closing Date, which, absent manifest error, shall be the basis for calculating, on a preliminary basis, the Adjusted Net Working Capital for purposes of a preliminary calculation of the Purchase Price to be paid at Closing (the "Estimated Purchase Price"). At the Closing, the Company shall execute such bills of sale and instruments of assignment and assumption as are necessary to convey title to the Purchased Assets and the Assumed Contracts, and Subsidiary shall pay to the Company the Purchase Price in immediately available funds; provided, however, that the Parent and the Company shall jointly deposit $1.0 million of the Estimated Purchase Price with an escrow agent (the "Escrow Agent") to be held pursuant to the terms of the Escrow Agreement of even date herewith and in the form attached hereto as Exhibit A (the "Escrow Agreement"). The Escrow Agent shall hold $750,000 of such escrowed portion of the Estimated Purchase Price until the final determination of Adjusted Net Working Capital (as provided herein) and $250,000 of such escrowed portion for a period of 12 months, after which the escrowed amount shall be delivered to the Company, subject to earlier claims in favor of Parent as set forth elsewhere herein.

     (b) Not later than 75 days after the Closing, the Parent, at its own cost, shall prepare and deliver to the Company an unaudited balance sheet of the Purchased Assets and Assumed Liabilities as of the Closing Date (the "Closing Balance Sheet"), prepared in accordance with generally accepted accounting principles, applied consistently with the Company's past practices. The Company shall permit Parent and its accountants to participate in the physical inventory of the Stores (as defined herein) as of the Closing Date for the purpose of preparing the Closing Balance Sheet. In connection with preparing the Closing Balance Sheet, Parent shall determine the Adjusted Net Working Capital of the Company as of the Closing Date.

     (c) Within 30 days after the Closing Balance Sheet is delivered to the Company pursuant to clause (a) above, the Company at its own cost, shall complete its examination thereof, and provide for the examination thereof by its accountants, if necessary, and shall deliver to the Parent either (i) a written acknowledgment accepting the determination of the Adjusted Net Working Capital or (ii) a written report of a regional independent accounting firm engaged by the Company setting forth in reasonable detail any proposed adjustments to the

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Adjusted Net Working Capital ("Adjustment Report").  A failure by the Company to deliver the Adjustment Report within the required 30 day period shall constitute its acceptance of the Closing Balance Sheet. The Parent shall, and shall cause its independent auditors to, cooperate with the Company and its accountants in the course of the preparation of the Adjustment Report.

     (d) During a period of 30 days following the receipt by the Company of the Adjustment Report, the Company and Parent shall attempt to resolve any difference they may have with respect to the matters raised in the Adjustment Report. In the event the Company and Parent fail to agree on all of the proposed adjustments contained in the Adjustment Report within such 30 day period, then the Company and Parent mutually agree that the San Francisco office of Ernst & Young, or such other "Big Five" accounting firm mutually acceptable to the Company and Parent (the "Independent Auditors"), shall make the final determination with respect to the correctness of the proposed adjustments in the Adjustment Report in light of the terms and provisions of this Agreement. The decision of the Independent Auditors shall be final and binding on the Company and Parent, and may be used in a court of law by either the Company or Parent for the purpose of enforcing such decision. The costs and expenses of the Independent Auditors and their services rendered pursuant to this clause (d) shall be borne by the non-prevailing party or, if neither party prevails, equally by the Company and Parent.

     (e) In the event that, after finalization of the Closing Balance Sheet, the Adjusted Net Working Capital is in excess of the amounts used for purposes of determining the Estimated Purchase Price, the Company shall be entitled to receive from Parent, and Parent shall be obligated to pay to the Company, the amount of such excess. In the event that, after finalization of the Closing Balance Sheet, the Adjusted Net Working Capital is less than the amount used for purposes of determining the Estimated Purchase Price, the Parent shall be entitled to receive from the Escrow Agent, and the Company shall direct the Escrow Agent to pay to Parent, the amount of such deficiency.

3.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS.  The
     ------------------------------------------------------------------
Company and the Shareholders, jointly and severally, hereby represent and warrant to Parent as follows:

     3.1.  Organization and Good Standing of the Company.  The Company is a
           ---------------------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of California.

     3.2.  Corporate Power and Authority; Binding Effect.  The Company has the
           ---------------------------------------------
corporate power and authority and all material licenses and permits required by governmental authorities to own, lease and operate its properties and assets, to carry on its business as currently being conducted, and to execute, deliver and perform this Agreement. This Agreement has been or will have been duly authorized, executed and delivered by the Company and the Shareholders and is the legal, valid and binding obligation of the Company and the Shareholders enforceable in accordance with its terms except that (i) enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

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     3.3.  Compliance with Other Instruments.  Neither the execution and
           ---------------------------------
delivery by the Company or the Shareholders of this Agreement nor the consummation by them of the transactions contemplated hereby will violate, breach, be in conflict with, or constitute a default under, or permit the termination or the acceleration of maturity of, or result in the imposition of any lien, claim or encumbrance upon any property or asset of the Company pursuant to (i) the Company's articles of incorporation or bylaws or (ii) to the Company's and Shareholders' knowledge and except as set forth in Schedule 3.3 to be attached hereto, any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan or lease agreement, other agreement or instrument, judgment, order, injunction or decree by which the Company or a Shareholder is bound, to which any of them is a party or to which any of their assets are subject.

     3.4.  Consents.  Except for the termination or expiration of all applicable
           --------
waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act ("HSR Act") and for applicable approvals from beverage control authorities ("Beverage Permit Transfers"), no approval, authorization, consent, order or other action of, or filing with, any governmental authority or administrative agency is required in connection with the execution and delivery by the Company or the Shareholders of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth on Schedule 3.4 to be attached hereto, no approval, authorization or consent of any other third party is required in connection with the execution and delivery by the Company or the Shareholders of this Agreement and the consummation of the transactions contemplated hereby.

     3.5.  Financial Statements and Records of the Company.
           -----------------------------------------------

     (a) The Company has delivered to Parent true, correct and complete copies of the following (the "Company Financial Statements"): (i) the unaudited balance sheets of the Company as of December 31, 1997 and 1998, and the related statements of income for the years then ended; and (ii) the unaudited balance sheet of the Company as of October 31, 1999 (the "Most Recent Balance Sheet"), and the related statement of income for the nine months then ended.

     (b) The Company Financial Statements present fairly the assets, liabilities and financial position of the Company as of the dates thereof and the results of operations thereof for the periods then ended and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis with prior periods. The books and records of the Company have been and are being maintained in accordance with good business practice, reflect only valid transactions, are complete and correct in all material respects, and present fairly in all material respects the basis for the financial position and results of operations of the Company set forth in the Company Financial Statements.

     (c) The accounts receivable set forth on the Most Recent Balance Sheet are reflected thereon in accordance with good business practice and on a basis consistent with prior periods. The allowance for collection losses on the Most Recent Balance Sheet has been determined in accordance with past practice. The amounts receivable arising since the date of the Most Recent

Balance Sheet are, to the knowledge of the Shareholders, valid and genuine and have been properly recorded in the general ledger of the Company.

     (d) All inventory used in the conduct of the operations of the Stores reflected on the Most Recent Balance Sheet, or acquired since the date thereof, was acquired and has been maintained in the ordinary course of business, consists substantially of good and merchantable quality and, other than after acquired inventory, has been recorded on the Most Recent Balance Sheet in accordance with good business practice and on a basis consistent with prior periods. Inventory acquired since October 31, 1999 consists of good and merchantable quality and has been properly recorded in the general ledger of the Company.

     (e) The accounts payable and accrued expenses reflected on the Most Recent Balance Sheet includes all trade liabilities and accrued expenses incurred in the ordinary course of business as of that date, and have been recorded on the Most Recent Balance Sheet in accordance with good business practice and on a basis consistent with prior periods. All trade accounts payable and accrued expenses incurred since October 31, 1999 have been recorded in the general ledger of the Company.

     3.6. Title to Purchased Assets.  The Company has good and marketable fee
          -------------------------
or leasehold title to the Purchased Assets (except for assets subject to financing leases required to be capitalized under generally accepted accounting principles, all of which are so reflected in the Most Recent Balance Sheet or notes thereto), free and clear of any lien, claim or encumbrance, except as reflected in the Company Financial Statements and except for:

          (i) liens for taxes, assessments or other governmental charges not yet due and payable;

          (ii) statutory liens incurred in the ordinary course of business with respect to liabilities that are not yet due and payable;

          (iii) landlord liens contained in leases in the ordinary course of business; and

          (iv) such imperfections of title and/or encumbrances as are not material in character, amount or extent and do not materially detract from the value or interfere with the use of the properties and assets subject thereto or affected thereby.

     3.7. Absence of Certain Changes.  Since October 31, 1999, the Company has
          --------------------------
not (except as may result from the transactions contemplated by this Agreement or as set forth on the Company Financial Statements or Schedule 3.7 to be attached hereto):

          (i) suffered any change in its business, results of operations, working capital, assets, liabilities or condition (financial or otherwise) or the manner of conducting its business other than changes in the ordinary course of business that, individually or in the aggregate, have not had a material adverse effect on the Company;

          (ii) suffered any damage or destruction to or loss of the Purchased Assets not covered by insurance that has a material adverse effect on the business, results of operations, assets or condition (financial or otherwise) of the Company;

          (iii) entered into or terminated any material agreement, commitment or transaction, or agreed or made any changes in material leases or agreements, other than renewals or extensions thereof and leases, agreements, transactions and commitments entered into in the ordinary course of business;

          (iv) written up, written down or written off the book value of any material amount of the Purchased Assets;

          (v) increased the compensation of or paid any bonuses to any employees or contributed to any employee benefit plan, other than in accordance with established policies, practices or requirements;

          (vi) entered into any employment, consulting, compensation or collective bargaining agreement with any person or group; or

          (vii)  entered into, adopted or amended any employee benefit plan.

     3.8.  No Material Undisclosed Liabilities.  There are, to the Company's and
           -----------------------------------
Shareholders' knowledge, no material liabilities or obligations of the Company of any nature, whether absolute, accrued, contingent or otherwise, other than
(i) the liabilities and obligations that are fully reflected, accrued or reserved against on the Most Recent Balance Sheet, for which the reserves are appropriate and reasonable, or incurred in the ordinary course of business and consistent with past practices since October 31, 1999, (ii) liabilities or obligations not required to be disclosed in financial statements prepared in accordance with generally accepted accounting principles, (iii) liabilities of $10,000 or less or (iv) liabilities set forth on Schedule 3.8 to be attached hereto.

     3.9.  Tax Liabilities.  The Company has filed all federal, state, county
           ---------------
and local tax returns and reports required to be filed by it, including those with respect to income, payroll, property, withholding, social security, unemployment, franchise, excise and sales taxes; has either paid in full all taxes that have become due as reflected on any return or report and any interest and penalties with respect thereto or has fully accrued on its books or has established adequate reserves for all taxes payable but not yet due; and has made required cash deposits with appropriate governmental authorities representing estimated payments of taxes, including income taxes and employee withholding tax obligations. No extension or waiver of any statute of limitations or time within which to file any return has been granted to or requested by the Company with respect to any tax. No unsatisfied deficiency, delinquency or default for any tax, assessment or governmental charge has been assessed (or, to the knowledge of the Company, claimed or proposed) against the Company, nor has the Company received notice of any such deficiency, delinquency or default.

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     3.10.  Store Leasehold Sites.
            ---------------------

     (a) To the Company's and Shareholders' knowledge, (i) applicable zoning ordinances permit the operation of the Stores at their present sites (such site, inclusive of building and leasehold improvements being referred to herein as the "Real Estate"); (ii) the Company has all easements and rights, including easements for all utilities, services, roadways and other means of ingress and egress, necessary to operate the Stores; (iii) the Real Estate is not located within a flood or lakeshore erosion hazard area; and (iv) neither the whole nor any portion of the Real Estate has been condemned, requisitioned or otherwise taken by any public authority, and no notice of any such condemnation, requisition or taking has been received; except in each case where the failure of such provisions to be true and correct would not have a material adverse effect on the business and operations of the Company. No such condemnation, requisition or taking is threatened or contemplated to the Company's knowledge, and there are no pending public improvements which may result in special assessments against or which may otherwise materially and adversely affect the Real Estate. To the knowledge of the Company, the Real Estate has not been used for deposit or disposal of hazardous wastes or substances in violation of any past or current law in any material respect and there is no material liability under past or current law with respect to any hazardous wastes or substances which have been deposited or disposed of on or in the Real Estate.

     (b) To the Company's and Shareholders' knowledge and except as set forth on Schedule 3.10 to be attached hereto, the Company has received no notice of, and has no actual knowledge of, any material violation of any zoning, building, health, fire, water use or similar statute, ordinance, law, regulation or code in connection with the Real Estate.

     (c) To the knowledge of the Company and the Shareholders, no hazardous or toxic material (as hereinafter defined) exists in any structure located on, or exists on or under the surface of, the Real Estate which is, in any case, in material violation of applicable environmental law. For purposes of this Section, "hazardous or toxic material" shall mean waste, substance, materials, smoke, gas or particulate matter designated as hazardous, toxic or dangerous under any environmental law. For purposes of this Section, "environmental law" shall include the Comprehensive Environmental Response Compensation and Liability Act, the Clean Air Act, the Clean Water Act and any other applicable federal, state or local environmental, health or safety law, rule or regulation relating to or imposing liability or standards concerning or in connection with hazardous, toxic or dangerous waste, substance, materials, smoke, gas or particulate matter.

     3.11.  Condition of Assets.  Except as set forth on Schedule 3.11 to be
            -------------------
attached hereto, the Purchased Assets are in good condition and working order, ordinary wear and tear excepted, and are suitable for the uses for which intended, free from any known defects except such minor defects as do not substantially interfere with the continued use thereof. All operating system, application and other computer software included in the Purchased Assets is currently Year 2000 compliant, or to the extent that such software or hardware is not currently Year 2000 compliant, the Company has in place and is implementing detailed plans to ensure that such software and hardware will be Year 2000 compliant no later than the Closing Date.

     3.12.  Litigation and Government Claims.  Except as set forth in Schedule
            --------------------------------
3.12 to be attached hereto, there is no pending suit, action or litigation, or administrative, arbitration or other proceeding or governmental investigation or inquiry, to which the Company is a party or to which its assets are subject which would, if decided against the Company, individually or in the aggregate, have a material adverse effect on the business, results of operations, assets or the condition, financial or otherwise, of the Company. To the knowledge of the Company and the Shareholders, there are no such proceedings threatened, contemplated or any basis for any unasserted claims (whether or not the potential claimant may be aware of the claim) which would, if decided against the Company, individually or in the aggregate, have a material adverse effect on the business, results of operations, assets or the condition, financial or otherwise, of the Company.

     3.13.  No Violations or Defaults.  To the knowledge of the Company and the
            -------------------------
Shareholders and except as set forth on Schedule 3.13 to be attached hereto, the Company is not in violation of or default under nor has any event occurred that, with the lapse of time or the giving of notice or both, would constitute a violation of or default under, or permit the termination or the acceleration of maturity of, or result in the imposition of a lien, claim or encumbrance upon any of the Purchased Assets pursuant to, the articles of incorporation or bylaws of the Company or any loan or lease agreement, other agreement or instrument, judgment, order, injunction or decree to which it is a party, by which it is bound, or to which any of its assets is subject, except where such violation or default would not have a material adverse effect on the business, results of operations, assets or the condition, financial or otherwise, of the Company. To the knowledge of the Company, there are no existing violations of any law applicable to the Company's business that have a material adverse effect on the Company's business, operations, properties, assets or condition.

     3.14.  Intellectual Property.  Set forth on Schedule 3.14 to be attached
            ---------------------
hereto is a list of the trade or service marks used by the Company in, and material to, its business, any patents owned by the Company, and any licenses from third parties with respect to any material recipes, processes, techniques or other intellectual property used by the Company in its business (collectively the "Proprietary Assets"). Except as set forth on Schedule 3.14 to be attached hereto, to the knowledge of the Company and the Shareholders, (i) the Company has the right to use the Proprietary Assets without infringing or violating the rights of any other person, (ii) no claim has been asserted by any person challenging the validity of the Proprietary Assets or the use thereof by the Company and (iii) the Proprietary Assets used by the Company in its operations may continue to be so used without the consent of, or payment of consideration to, any other person.

     3.15.  Labor Matters.
            -------------

     (a) The Company is not party to any collective bargaining agreements with any union, and no collective bargaining agreement is currently being negotiated by the Company.

     (b) Except as set forth on Schedule 3.15 to be attached hereto, there are no discrimination charges against the Company (relating to sex, age, race, national origin, handicap or veteran status) pending before any federal or state agency or authority.

     (c) There is no labor strike or similar material dispute pending or, to the knowledge of the Company, threatened against or involving the Company.

     (d) There is no arbitration proceeding under any collective bargaining agreement pending or, to the knowledge of the Company or the Shareholders, threatened involving any employees of the Company.

     (e) For the past two years, the Company has followed the practices outlined in its employee policy manuals in all material respects with regard to conditions and terms of employment and termination benefits with respect to its employees.

     3.16.  Governmental Licenses.  Schedule 3.16 to be attached hereto lists
            ---------------------
and accurately describes all licenses, permits, orders, approvals, authorizations and filings issued to the Company by a governmental or regulatory authority in connection with the lawful ownership and operation of the Company's business (the "Governmental Licenses"), except where the failure to hold such Governmental License would not have a material adverse effect on the Company. The Company has furnished to Parent and the Subsidiary true and accurate copies of all such Governmental Licenses, and each Governmental License is in full force and effect and is valid under applicable federal, state and local laws.

     3.17.  Brokers and Finders.  The Company has not engaged any person to act
            -------------------
or render services as a broker, finder or similar capacity in connection with the transactions contemplated herein and no person has, as a result of any agreement or action by the Company, any right or valid claim against the Company, Parent or any of Parent's affiliates for any commission, fee or other compensation as a broker or finder, or in any similar capacity in connection with the transactions contemplated herein.

4.   REPRESENTATIONS AND WARRANTIES OF PARENT AND SUBSIDIARY.  Parent and
     -------------------------------------------------------
Subsidiary, jointly and severally, represent and warrant to the Company and the Shareholders as follows:

     4.1.   Organization and Good Standing.  Parent is a corporation duly
            ------------------------------
organized, validly existing and in good standing under the laws of the State of Texas. Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

     4.2.   Corporate Power and Authority.  Each of Parent and Subsidiary has
            -----------------------------
the corporate power and authority and all licenses and permits required by governmental authorities to own, lease and operate its properties and assets, to carry on its business as currently being conducted, and each has the corporate power and authority and all licenses and permits required by governmental authorities to execute, deliver and perform this Agreement.

     4.3.  Binding Effect.  This Agreement has been or will have been duly
           ---------------
authorized, executed and delivered by Parent and Subsidiary and is the legal, valid and binding obligations of each of them, enforceable in accordance with its terms except that (i) enforceability may be limited by bankruptcy, insolvency, or other similar laws affecting creditors' rights and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

     4.4.  Compliance with Other Instruments.  Neither the execution and
           ---------------------------------
delivery by Parent or Subsidiary of this Agreement nor the consummation by them of the transactions contemplated hereby will violate, breach, be in conflict with, or constitute a default under, or permit the termination or the acceleration of maturity of, or result in the imposition of any lien, claim or encumbrance upon any property or asset of Parent or Subsidiary pursuant to, their respective certificates of incorporation or bylaws, or any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan or lease agreement, other agreement or instrument, judgment, order, injunction or decree by which Parent or Subsidiary is bound, to which either is a party, or to which their assets are subject.

     4.5   Consents.  Except for the termination or expiration of all applicable
           --------
waiting periods under the HSR Act and approvals related to the Beverage Permit Transfers, no approval, authorization, consents, order or other action of, or filing with, any governmental authority or administrative agency is required in connection with the execution and delivery by the Parent or Subsidiary of this Agreement on the consummation of the transactions contemplated hereby. No approval, authorization or consent of any third party is required in connection with the execution and delivery by the Parent or Subsidiary of this Agreement and the consummation of the transactions contemplated hereby.

     4.6.  Brokers and Finders.  Neither Parent nor Subsidiary has engaged any
           -------------------
person to act or render services as a broker, finder or similar capacity in connection with the transactions contemplated herein and no person has as a result of any agreement or action by Parent or Subsidiary any right or valid claim against the Company or any of the Company's affiliates for any commission, fee or other compensation as a broker or finder, or in any similar capacity in connection with the transactions contemplated herein.

     4.7.  No Implied Representations by Company and Shareholders.
           ------------------------------------------------------
Notwithstanding anything to the contrary in this Agreement, it is the express understanding of the Parent and Subsidiary that the Shareholders and Company are not making any representation or warranty whatsoever, express or implied, verbal or written, other than those representations and warranties of the Shareholders and Company expressly set forth in this Agreement.

5.   CERTAIN COVENANTS.
     -----------------

     5.1.   Cooperation.  Each of the parties hereto shall, and shall cause each
            -----------
of its affiliates to, use its best efforts to (i) obtain at the earliest practicable date and, in any event, before the Closing Date, any approvals, authorizations and consents necessary to consummate the transactions contemplated by this Agreement; (ii) as reasonably requested by the other, cooperate with and keep the other informed in connection with this Agreement; and (iii) take such actions as the other parties may reasonably request to consummate the transactions contemplated by this Agreement and diligently attempt to satisfy, to the extent within its control, all conditions precedent to its obligations to close the transactions contemplated by this Agreement; provided, however, that nothing in this Section 5.1 shall require a party to expend any monies except as otherwise specifically required under this Agreement. With respect to obtaining consents for the assignment of the leases of the Real Estate, Parent and Subsidiary will promptly provide the financial and other information reasonably requested by the respective lessors of the Real Estate. Parent and Subsidiary shall also use all commercially reasonable efforts to obtain the release of the Shareholders' from all personal guaranties of Assumed Liabilities.

     5.2    Maintenance of Company Business and Assets.  Between the date hereof
            ------------------------------------------
and the Closing, the Company not, except as otherwise contemplated herein, (i) enter into any transaction other than in the ordinary course of business, (ii) permit any encumbrance, mortgage or pledge on any of the Purchased Assets or
(iii) dispose of any material Purchased Asset other than sales of inventory and replacement of equipment in the ordinary course of business.

     5.3.   Employment Matters.
            ------------------

     (a) On the Closing Date, the Parent will cause the Company to continue the at will employment of persons (the "Continuing Employees") constituting the substantial majority of the employees of the Company as of the Closing Date. For the benefit of each non-officer of the Company as of the Closing Date who is a full-time employee of the Company as of the Closing Date and is not a Continuing Employee (the "Non-Continuing Employees"), the Parent will:

            (i) upon the execution and delivery by such persons of a customary severance agreement in form satisfactory to the Parent, pay a severance benefit to Non-Continuing Employees equal to one and one-half weeks' base salary for each year of completed service with the Company, up to a maximum of four weeks' base salary; and

            (ii) provide Non-Continuing Employees the opportunity to purchase health insurance in accordance with the requirements of COBRA.

     (b) Effective as of the Closing Date, the Parent shall make available to the Continuing Employees the employee benefit plan(s) maintained by Parent for its team members (the "WFM Plans") in accordance with their terms. The Parent will (i) waive all waiting periods and limitations with respect to pre-existing conditions and other conditions applicable to employees of the Company under the WFM Plans, and (ii) grant full past service credit (including credit for eligibility, benefit accrual and for vesting) to the Continuing Employees for service with the

Company under any and all of the WFM Plans, including but not limited to bonus, severance, and similar employment policies. Neither this Agreement nor the consummation of the transactions contemplated by this Agreement will entitle any employee, including but not limited to, Continuing Employees, to any other severance benefits nor will it accelerate compensation or benefits due any such Continuing Employee as of the Closing Date. The Parent will further credit each Continuing Employee with the accrued vacation and personal paid time off (PPTO) owing to such Continuing Employee by the Company as of the Closing Date as provided for under the terms of the Company's existing benefit plans, provided that the same has been recorded in the general ledger of the Company and is included in the schedule of Assumed Liabilities. Further, the Parent will pay the severance benefit described in subparagraph (a)(1) above to any Continuing Employee that Parent or Subsidiary terminates without cause during the six month period after the Closing Date. Subject to the foregoing, the Parent shall have the right in the good faith exercise of operations and managerial discretion to make changes or cause changes to be made after the Closing Date in compensation, benefits and other terms of employment and to terminate any such employee. Notwithstanding the foregoing, the Parent will pay all accrued vacation and PPTO in cash to any Continuing Employee who fails to execute a consent to voluntarily transfer such balances from the Company to Subsidiary, in accordance with the agreement attached as Schedule 5.3 to be attached hereto.

     (c) Prior to the Closing, the Company will have terminated its 401(K) plan and any similar plan covering the Continuing Employees.

     (d) The Parent shall assume responsibility for all payments on medical and dental claims of the Company's employees relating to periods prior to the Closing (whether or not the claim had been made as of the Closing Date), provided that a proper accrual for same has been made in the determination of Assumed Liabilities. Otherwise all such liability in respect of periods prior to the Closing shall remain with the Company.

     5.4.  No Solicitations.  From the date hereof until the Closing or until
           ----------------
this Agreement is terminated or abandoned as provided in this Agreement, neither the Company nor any of its officers, directors, stockholders, employees or agent, shall directly or indirectly (i) solicit or initiate discussion with or
(ii) enter into negotiations or agreements with, or furnish any information that is not publicly available to, any corporation, partnership, person or other entity or group (other than Parent or its authorized representatives pursuant to this Agreement) concerning any proposal for a merger, sale of substantial assets, sale of shares of stock or securities or other takeover or business combination transaction (an "Acquisition Proposal") involving the Company, and the Company will instruct its officers, directors, advisors and its financial and legal representatives and consultants not to take any action contrary to the foregoing provisions of this sentence. The Company will notify Parent promptly in writing if the Company becomes aware that any inquiries or proposals are received by, any information is requested from or any negotiations or discussions are sought to be initiated with, the Company with respect to an Acquisition Proposal.

     5.5.  Discount at WFM Stores.  The Shareholders shall be entitled to
           ----------------------
Parent's and Subsidiary's customary employee discount for all purchases at Parent's and Subsidiary's stores for a period of five years from the Closing Date; provided, however, that the Shareholders shall adhere to all of Parent's policies with respect to the use of such discount cards.

     5.6.  Insurance.  Parent and Subsidiary shall obtain and make effective as
           ---------
of the Closing all reasonable and customary business insurance to protect against loss or damage to the Purchased Assets and liability for personal injury, worker's compensation claims and any other claims for liability arising from the operation of the business of the Stores.

6.   CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE SHAREHOLDERS.
     -----------------------------------------------------------------------
The obligations of the Company and the Shareholders to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or before the Closing Date of each of the following conditions:

     6.1.  Compliance.  Parent and Subsidiary shall have, or shall have caused
           ----------
to be, satisfied or complied with and performed in all material respects, all terms, covenants and conditions of this Agreement to be complied with or performed by them on or before the Closing Date.

     6.2.  Representations and Warranties.  All of the representations and
           ------------------------------
warranties made by Parent and Subsidiary in this Agreement shall have been true and correct in all material respects as of the date hereof, and shall be true and correct in all material respects at the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

     6.3.  HSR Act.  All applicable waiting periods under the HSR Act shall have
           -------
been terminated or shall have expired without objection or action which would prevent the consummation of the transactions contemplated hereby.

     6.4.  Consulting and Non-Competition Agreements.  Parent shall have entered
           -----------------------------------------
into a Consulting and Non-Competition Agreement, substantially in the form of Exhibit B hereto (the "Non-Competition Agreements"), with each of Ernest Shelton and James Shelton.

     6.5.  Employment Agreement.  Subsidiary shall have entered into an
           --------------------
Employment Agreement, substantially in the form of Exhibit C hereto (the "Employment Agreement") with Martin Shelton.

     6.6.  Consent of Lessors.  The lessors of the Real Estate shall have
           ------------------
consented to the assignment of the leases of such Real Estate to the Subsidiary.

     6.7.  Release of Guaranties.  The Shareholders shall have been released
           ---------------------
from the personal guaranties set forth on Schedule 6.7 to be attached hereto.

     6.8.  Schedules.  The Company and Parent shall have agreed to the content
           ---------
of the schedules to be attached hereto.

7.   CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND SUBSIDIARY.  Except as
     ------------------------------------------------------------
may be waived by Parent and Subsidiary, the obligations of Parent and Subsidiary to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

     7.1.  Compliance.  The Company and the Shareholders shall have, or shall
           ----------
have caused to be, satisfied or complied with and performed in all material respects all terms, covenants, and conditions of this Agreement to be complied with or performed by the Company or the Shareholders (as the case may be) on or before the Closing Date.

     7.2.  Representations and Warranties.  All of the representations and
           ------------------------------
warranties made by the Company and Shareholders in this Agreement shall have been true and correct in all material respects as of the date hereof, and shall be true and correct in all material respects at the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

     7.3.  Landlord Consents/ Estoppel Certificates/ Lease Modifications.  The
           -------------------------------------------------------------
lessors of the Real Estate shall have consented to the assignment of the leases
of such Real Estate to the Subsidiary.   Parent shall have received a
certificate from each lessor of the Real Estate indicating the absence of any default by the Company under the lease of the Real Estate and confirming the terms of such lease. The lessor(s) shall have also consented to the extensions and/or amendments described on Schedule 7.3 to be attached hereto.

     7.4.  HSR Act.  All applicable waiting periods under the HSR Act shall have
           -------
been terminated or shall have expired without objection or action which would prevent the consummation of the transactions contemplated hereby.

     7.5.  Consulting and Non-Competition Agreements.  Each of Ernest Shelton
           -----------------------------------------
and James Shelton shall have entered into the Consulting and Non-Competition Agreements.

     7.6.  Escrow Agreement.  The Company shall have executed and delivered the
           ----------------
Escrow Agreement.

     7.7.  Beverage Permit Transfers.  Subsidiary shall have been issued a
           -------------------------
temporary license in respect of the Beverage Permit Transfers.

     7.8.  Good Standing Certificate.  The California Secretary of State shall
           -------------------------
have issued a satisfactory certificate of status and the California Franchise Tax Board shall have issued a good standing certificate.

     7.9.  Schedules.  The Company and Parent shall have agreed to the content
           ---------
of the schedules to be attached hereto.

8.   INDEMNIFICATION.
     ---------------

     8.1.  Indemnification of Parent and Subsidiary.  Subject to the limitations
           ----------------------------------------
set forth in Sections 8.3 and 8.4, the Company and the Shareholders, jointly and severally, shall indemnify and hold Parent and Subsidiary harmless from, against, for and in respect of (i) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action and encumbrances (collectively "Damages") suffered, sustained, incurred or required to be paid by Parent or Subsidiary, net of any resulting income tax benefits to Parent or Subsidiary, because of the breach of any written representation, warranty, agreement or covenant of the Company or the Shareholders contained in this Agreement; (ii) any and all Damages arising out of the ownership or operation of the Company on and before the Closing Date, other than the Assumed Liabilities and Assumed Contracts; and (iii) all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by Parent or Subsidiary in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 8.1.

     8.2.  Indemnification of Shareholders.  Subject to the limitations set
           -------------------------------
forth in Sections 8.3 and 8.4, Parent and Subsidiary, jointly and severally, shall indemnify and hold the Shareholders harmless from, against, for and in respect of: (i) any and all Damages incurred or required to be paid by the Shareholders, net of any resulting income tax benefits to the Shareholders, because of the breach of any written representation, warranty, agreement or covenant of Parent or Subsidiary contained in this Agreement; (ii) any and all Damages arising out of the ownership or operation of the Company after the Closing Date; (iii) any and all Damages arising out of the Shareholders not being released from the guaranties on Schedule 6.7 to be attached hereto; and
(iv) all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by the Shareholders in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 8.2.

     8.3.  Survival of Representations, Warranties and Covenants.  All
           -----------------------------------------------------
representations, warranties, covenants and agreements made by any party to this Agreement or pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto, and shall survive for 12 months following the Closing Date. Notice of any claim, whether made under the indemnification provisions hereof or otherwise, based on a breach of a representation, warranty, covenant or agreement must be given prior to the expiration of such representation, warranty, covenant or agreement; and any claim not made within such period shall be of no force or effect. The representations and warranties hereunder shall not be affected or diminished by any investigation at any time by or on behalf of the party for whose benefit such representations and warranties were made. All statements contained herein or in any certificate, exhibit, list or other document delivered pursuant hereto shall be deemed to be representations and warranties.

     8.4.  General Rules Regarding Indemnification.  The obligations and
           ---------------------------------------
liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of liability by the other party shall be subject to the following terms and conditions:

     (a) The indemnified party shall give prompt written notice (which in no event shall exceed 30 days from the date on which the indemnified party first became aware of such claim or assertion) to the indemnifying party of any claim which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in Sections 8.1 or 8.2 hereof, stating the nature and basis of said claims and the amounts thereof, to the extent known;

     (b) If any action, suit or proceeding is brought against the indemnified party with respect to which the indemnifying party may have liability under the indemnity agreements contained in Sections 8.1 or 8.2 hereof, the action, suit or proceeding shall, at the election of the indemnifying party, be defended (including all proceedings on appeal or for review which counsel for the indemnified party shall deem appropriate) by the indemnifying party. The indemnified party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the indemnified party's own expense unless the employment of such counsel and the payment of such fees and expenses both shall have been specifically authorized in writing by the indemnifying party in connection with the defense of such action, suit or proceeding. Notwithstanding the foregoing, (A) if there are defenses available to the indemnified party which are inconsistent with those available to the indemnifying party to such extent as to create a conflict of interest between the indemnifying party and the indemnified party, the indemnified party shall have the right to direct the defense of such action, suit or proceeding insofar as it relates to such inconsistent defenses, and the indemnifying party shall be responsible for the reasonable fees and expenses of the indemnified party's counsel insofar as they relate to such inconsistent defenses, and (B) if such action, suit or proceeding involves or could have an effect on matters beyond the scope of the indemnity agreements contained in Sections 8.1 and 8.2 hereof, the indemnified party shall have the right to direct (at its own expense) the defense of such action, suit or proceeding insofar as it relates to such other matters. The indemnified party shall be kept fully informed of such action, suit or proceeding at all stages thereof whether or not it is represented by separate counsel.

     (c) The indemnified party shall make available to the indemnifying party and its attorneys and accountants all books and records of the indemnified party relating to such proceedings or litigation and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

     (d) The indemnified party shall not make any settlement of any claims without the written consent of the indemnifying party.

     (e) In no event shall an indemnified party make a claim for indemnification hereunder until such party has incurred cumulative Damages of $50,000. Further, in no event shall the cumulative liability of the Company and the Shareholders in respect of claims for indemnification hereunder exceed $5,000,000.

     (f) If any claims are made by third parties against an indemnified party for which an indemnifying party would be liable, and it appears likely that such claims might also be covered by the indemnified party's insurance policies, the indemnified party shall make a timely claim under such policies and to the extent that such party obtains any recovery from such insurance, such recovery shall be offset against any sums due from an indemnifying party (or shall be repaid by the indemnified party to the extent that an indemnifying party has already paid any such amounts).

     (g) Parent shall be entitled to assert a claim against the funds escrowed pursuant to the Post-Closing Escrow Agreement in respect of any amounts to which it is entitled to receive by virtue of this Article 8.

9.   TERMINATION.  This Agreement and the transactions contemplated hereby may
     -----------
be terminated at any time on or before the Closing Date:

            (i)   by mutual consent of the Company, Parent and Subsidiary;

            (ii) by Parent or Subsidiary if there has been a material misrepresentation or breach of warranty in the representations and warranties of the Company or the Shareholders set forth herein or if there has been any material failure on the part of the Company or the Shareholders to comply with their respective obligations hereunder;

            (iii) by the Company or the Shareholders if there has been a material misrepresentation or breach of warranty in the representations and warranties of Parent or Subsidiary set forth herein or if there has been any material failure on the part of Parent or Subsidiary to comply with their respective obligations hereunder;

            (iv) by any of Parent, the Shareholders or the Company if the transactions contemplated by this Agreement have not been consummated by February 28, 2000, unless the parties otherwise agree or unless such failure of consummation is due to the failure of the terminating party to perform or observe the covenants and agreements hereof to be performed or observed by it at or before the Closing Date; and

            (v) by any of the Company, Parent or Subsidiary if the transactions contemplated hereby violate any order, decree or judgment of any court or governmental body or agency having competent jurisdiction.

In the event of the termination of this Agreement pursuant to this Article 9, this Agreement shall forthwith become null and void and of no further force or effect; provided, however, that the parties hereto shall remain liable for any breach of this Agreement prior to its termination.

10.  MISCELLANEOUS.
     -------------

     10.1.  Expenses.  Each of the Subsidiary and the Company shall pay its own
            --------
expenses incurred in connection with this Agreement and the transactions contemplated hereby, except that (i) all recordation, transfer and documentary taxes, fees and charges applicable to the transfer of the Purchased Assets shall be paid by the Company, (ii) all HSR Act filing fees and expenses shall be paid by Subsidiary, (iii) all fees and expenses associated with the Beverage

Permit Transfers shall be paid by Subsidiary, (iv) all excise, sales or use taxes applicable to the transfer of the Purchased Assets shall be paid by Subsidiary, (v) all fees and expenses associated with the inventory audits referred to in Sections 1.3 and 2.2 shall be paid by Subsidiary and (vi) the costs of the plumbing work at the Santa Rosa store referenced in Schedule 3.11 to be attached hereto shall be shared equally by Subsidiary and the Company.

     10.2.  Prorations.  All items of income and expense arising from the
            ----------
operation of the Stores on or before the opening of business on the Closing Date shall be for the account of the Company and thereafter shall be for the account of the Subsidiary. Proration of the items described below between the Company and the Subsidiary shall be effective as of 12:01 a.m., local time, on such date and shall occur as follows with respect to those rights, liabilities and obligations of the Company transferred to and assumed by the Subsidiary hereunder.

            (i) Liability for state and local taxes assessed on the Purchased Assets payable with respect to the year 2000 shall be prorated as between the Company and the Subsidiary on the basis of the number of days of the tax year elapsed to and including such date.

            (ii) Prepaid items, deposits, credits and accruals such as rent, utilities, other service charges and rental and other payments under any Assumed Contracts shall be prorated between the Company and the Subsidiary on the basis of the period of time to which such liabilities, prepaid items and accruals apply.

All prorations shall be made and paid insofar as feasible on the Closing Date; any prorations not made on such date shall be made as soon as practicable (not to exceed 90 days) thereafter. The Company and the Subsidiary agree to assume, pay and perform all costs, liabilities and expenses allocated to each of them pursuant to this Section 10.2.

     10.3.  Entire Agreement.  This Agreement and the exhibits hereto contain
            ----------------
the complete agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings, oral or written, among the parties with respect to such transactions. Section and other headings are for reference purposes only and shall not affect the interpretation or construction of this Agreement. The parties hereto have not made any representation or warranty except as expressly set forth in this Agreement or in any certificate or schedule delivered pursuant hereto.

     10.4.  Public Announcements.  No party to this Agreement shall issue any
            --------------------
press release relating to, or otherwise publicly disclose, the transactions contemplated by this Agreement without the prior approval of the other parties. Notwithstanding the foregoing, any party may make such disclosure as may be required by law, provided the disclosing party obtains from the other party prior approval of the substance of the proposed disclosure (such as the content of a proposed press release), which approval may not be unreasonably withheld or delayed.

     10.6.  Counterparts.  This Agreement may be executed in any number of
            ------------
counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one original.

     10.7.  Notices.  All notices, demands, requests or other communications
            -------
that may be or are required to be given, served or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by a reputable overnight courier service or by hand delivery, addressed as follows:

                (i)  If to the Company or the Shareholders:

                     c/o Ernest Shelton
                     625 Sexton Road
                     Sebastopol, California  95472

                (ii) If to Parent or Subsidiary:

                     c/o Whole Foods Market, Inc.
                     601 N. Lamar Blvd.
                     Suite 300
                     Austin, Texas 78703-5413
                     Attention: Chief Operating Officer

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt or the affidavit of courier or messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

     10.8.  Assignment; Successors and Assigns.  This Agreement may not be
            ----------------------------------
assigned by any of the parties hereto without the written consent of all the other parties. Subject to the preceding sentence, this Agreement and the rights, interests and obligations hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     10.9   Arbitration.  Any controversy or dispute among the parties arising
            -----------
in connection with this Agreement shall be submitted to a panel of three arbitrators and finally settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association. Each of the disputing parties shall appoint one arbitrator, and these two arbitrators shall independently select a third arbitrator. Arbitration shall take place in San Francisco, California, or such other location as the arbitrators may select.
The prevailing party in such arbitration shall be entitled to the award of all costs and attorneys' fees in connection with such action. Any award for monetary damages resulting from nonpayment of sums due hereunder shall bear interest from the date on which such sums were originally due and payable. Judgment upon the award rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of the award and an order of enforcement, as the case may be.

     10.10. Waiver and Other Action.  This Agreement may be amended, modified or
            -----------------------
supplemented only by a written instrument executed by the parties against which enforcement of the amendment, modification or supplement is sought.

     10.11. Severability.  If any provision of this Agreement is held to be
            ------------
illegal, invalid, or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance; and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     10.12. Third-Party Beneficiaries.  This Agreement and the rights,
            -------------------------
obligations, duties and benefits hereunder are intended for the parties hereto, and no other person or entity shall have any rights, obligations, duties and benefits pursuant hereto.

     10.13. Governing Law.  This Agreement shall be construed and enforced in
            -------------
accordance with the laws of the State of California.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                               Whole Foods Market California, Inc.


                               By: /s/ Walter Robb
                                   --------------------------------


                               Whole Foods Market, Inc.


                               By: /s/ John Mackey
                                   --------------------------------

                               Natural Abilities, Inc.


                               By: ________________________________


                               ____________________________________
                                   Ernest Shelton


                               ____________________________________
                                   Xenia Shelton


                               ____________________________________
                                   James Shelton


                               ____________________________________
                                   Sandra Shelton


                               ____________________________________
                                   Martin Shelton

                               Ernest D. Shelton and Xenia S. Shelton, Trustees u/t/a dated August 26, 1996

                               By:_________________________________________

                               By:_________________________________________


                               James D. Shelton and Sandra J. Shelton, Trustees u/t/a dated August 2, 1996

                               By:_________________________________________

                               By:_________________________________________


                               Ernest D. Shelton, Trustee of the Abraham Shelton Trust dated December 8, 1999


                               By:_________________________________________


                               James D. Shelton, Trustee of the Stefon E.
                               Shelton Trust dated December 8, 1999


                               By:_________________________________________


                               James D. Shelton, Trustee of the Jason A. Shelton Trust dated December 8, 1999


                               By:_________________________________________

List of Schedules


1.1  Excluded Assets

1.2  Assumed Contracts

3.3  Compliance with Other Instruments

3.4  Consents

3.7  Absence of Certain Changes

3.8  Undisclosed Liabilities

3.10 Real Estate

3.11 Condition of Assets

3.12 Litigation

3.13 Defaults

3.14 Intellectual Property

3.15 Labor Matters

3.16 Governmental Licenses

5.3  Employee Consent Form

6.7  Personal Guaranties

7.3  Lease Modifications

List of Exhibits

A    Escrow Agreement

B    Non-Competition Agreement

C    Employment Agreement